Exhibit 99.2

THE OLB GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of The OLB Group, Inc. (the “Company”) and Excel Corporation (“Excel”), after entering into an agreement on April 9, 2018 to acquire Excel subsidiaries assets from GACP the note holder on all the assets of Excel and its subsidiaries. The notes to the unaudited pro forma condensed combined financial information describe the reclassifications and adjustments to the financial information presented.

The unaudited pro forma condensed combined balance sheet as of December 31, 2017 is presented as if the acquisition of Excel had occurred on December 31, 2017. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 is presented as if the acquisition of Excel had occurred at the beginning of the year presented.

The allocation of the purchase price used in the unaudited pro forma condensed combined financial information is based upon the respective fair values of the assets and liabilities of Excel as of December 31, 2017.

The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the Company’s consolidated results of operations or financial position that the Company would have reported had the Excel acquisition been completed as of the dates presented and should not be taken as a representation of the Company’s future consolidated results of operation or financial position.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the acquisition. The unaudited pro forma condensed combined financial data also do not include any integration costs, cost overlap or estimated future transaction costs, except for fixed contractual transaction costs that the companies expect to incur as a result of the acquisition.

The historical financial information has been adjusted to give effect to events that are directly attributable to the Acquisition, factually supportable and, with respect to the statement of operations, expected to have a continuing impact on the results of the combined company. These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and accompanying notes of Excel (contained elsewhere in this Form 8-K) and the Company’s historical financial statements and accompanying notes, which were previously filed with the Securities and Exchange Commission. The adjustments that are included in the following unaudited pro forma condensed combined financial statements are described in Note 3 below, which includes the numbered notes that are marked in those financial statements.

The OLB Group, Inc

Unaudited Pro Forma Condensed Combined Balance Sheet

	The OLB Group, Inc.	Excel Corporation
	December 31, 2017	December 31, 2017	Ref	Pro Forma Adjustments	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$580	$225,227	(1)	$(85,091)	$140,716
Accounts receivable	-	564,014		-	564,014
Note receivable	-	357,330		-	357,330
Prepaid expenses	-	69,119	(1)	(34,294)	34,825
Other current assets	-	85,839		-	85,839
Total current assets	580	1,301,529		(119,385)	1,182,724
Property and equipment, net	-	118,240		-	118,240
Goodwill and other intangible assets	-	-	(1)	9,964,201	9,964,201
Residual portfolios, net	-	1,784,532		-	1,784,532
Other long-term assets	-	412,513	(1)	(64,146)	348,367
Internet domain	4,965	-		-	4,965
Total assets	$5,545	$3,616,814		$9,780,670	$13,403,029
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$89,640	$2,323,926	(1)	$(1,543,655)	$869,911
Accrued compensation	-	472,912	(1)	(472,912)	-
Other accrued liabilities	-	381,031	(1)	(281,906)	99,125
Notes payable, current portion	-	13,911,233	(1)	(1,411,233)	12,500,000
Due to related parties	3,481	-		-	3,481
Total current liabilities	93,121	17,089,102		(3,709,706)	13,472,517
Other long-term liabilities	-	31,909		(13,821)	18,088
Total liabilities	93,121	17,121,011		(3,723,527)	13,490,605

Stockholders’ deficit:
Common stock	1,984	10,246	(1)	(10,246)	1,984
Additional paid in capital	15,590,821	5,503,868	(1)	(5,503,868)	15,590,821
Accumulated deficit	(15,680,381)	(19,018,311)	(1)	19,018,311	(15,680,381)
Total stockholders’ deficit	(87,576)	(13,504,197)		13,504,197	(87,576)
Total liabilities and stockholders’ deficit	$5,545	$3,616,814		$9,780,670	$13,403,029

See the accompanying notes to the pro forma condensed combined financial statements.

The OLB Group, Inc

Unaudited Pro Forma Condensed Combined Statement of Operations

	The OLB Group, Inc.	Excel Corporation
	For the Year Ended December 31, 2017	For the Year Ended December 31, 2017	Ref	Pro Forma Adjustments	Pro Forma Combined

Net Revenue	$51,543	$14,907,709		$-	$14,959,252

Costs and Expenses:
Cost of revenue	19,398	9,758,950		-	9,778,348
Officer’s compensation	275,000	-		-	275,000
Salaries and wages	-	2,782,079		-	2,782,079
Outside commissions	-	336,290		-	336,290
Other selling, general and administrative expenses	128,982	3,969,301		-	4,098,283
Impairment of goodwill	-	7,914,269		-	7,914,269
Total costs and expenses	423,380	24,760,889		-	25,184,269

Net loss from operations	(371,837)	(9,853,180)		-	(10,225,017)

Other Expense:
Other expense	-	(131,846)		-	(131,846)
Interest expense	(26,901)	(3,836,495)		-	(3,863,396)
Total other expense	(26,901)	(3,968,341)		-	(3,995,242)

Net Loss	$(398,738)	$(13,821,521)		$-	$(14,220,259)

Net loss per common share, basic and diluted	$(0.03)				$(1.03)

Weighted average number of common shares outstanding, basic and diluted	13,772,415				13,772,415

See the accompanying notes to the pro forma condensed combined financial statements.

THE OLB GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined balance sheet as of December 31, 2017 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017, are based on the historical financial statements of the Company and Excel as of December 31, 2017 after giving effect to the Company’s acquisition of Excel that was consummated on April 9, 2018 and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The Company accounts for business combinations pursuant to Accounting Standards Codification ASC 805, Business Combinations.   In accordance with ASC 805, the Company uses its best estimates and assumptions to accurately assign fair value to the assets acquired and the liabilities assumed at the acquisition date. Goodwill as of the acquisition date is measured as the excess of the purchase consideration over the fair value of the assets acquired and the liabilities assumed.

The fair values assigned to Excel’s assets acquired and liabilities assumed are based on management’s estimates and assumptions. The estimated fair values of these assets acquired and liabilities assumed are considered preliminary and are based on the information that was available as of the date of acquisition. The Company believes that the information provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed, but is waiting for additional information, primarily related to estimated values, which are subject to change. The Company expects to finalize the valuation of the assets and liabilities as soon as practicable, but not later than one year from the acquisition date.

The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the Company’s consolidated results of operations or financial position that the Company would have reported had the Excel acquisition been completed as of the dates presented and should not be taken as a representation of the Company’s future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of the Company included in the annual report on form 10-K for the year ended December 31, 2017.

Accounting Periods Presented

For purposes of these unaudited pro forma condensed combined financial information, Excel’s historical financial statements for the year ended December 31, 2017 have been aligned to more closely conform to the Company’s financial information, as explained below. Certain pro forma adjustments were made to conform Excel’s accounting policies to the Company’s accounting policies as noted below.

Reclassifications

The Company reclassified certain accounts in the presentation of Excel’s historical financial statements in order to conform to the Company’s presentation.

NOTE 2 - ACQUISITION OF EXCEL ASSETS FROM GACP

On April 9, 2018, Securus365, Inc., a Delaware corporation (“Securus”), eVance Capital, Inc., a Delaware corporation (“eVance Capital”), and eVance Inc., a Delaware corporation (“eVance”, and collectively with Securus and eVance Capital, the “Purchasers”), each of which Purchaser is a newly formed wholly-owned subsidiary of The OLB Group, Inc., a Delaware corporation (the “Company”), entered into a Memorandum of Sale (the “Memorandum of Sale”) by and among the Purchasers and GACP Finance Co., LLC, a Delaware limited liability company (“GACP”), acting solely in its capacity as administrative agent and collateral agent to certain secured lenders of the Debtors (as defined below), pursuant to which the Purchasers acquired substantially all of the assets of the Debtors (the “Asset Acquisition”) through a foreclosure sale arranged by GACP under the Uniform Commercial Code of the State of New York (“UCC”) of the collateral of Excel Corporation (“Excel”) and its subsidiaries, Payprotec Oregon, LLC, Excel Business Solutions, Inc. and eVance Processing, Inc. (Excel and such subsidiaries, collectively, the “Debtors”) under the Loan and Security Agreement, dated as of November 2, 2016, by and among GACP, the lenders thereunder and the Debtors, and related loan documents, as amended (the “Excel Loan and Security Agreement”).

GACP exercised its post-default remedies and realized on the collateral securing the Debtors’ obligations under the Excel Loan and Security Agreement by conducting a public auction of certain assets of the Debtors on April 9, 2018 in accordance with the UCC. The Purchasers submitted the Memorandum of Sale at such auction, which constituted the Purchasers’ bid for substantially all of the assets of the Debtors (“Acquired Assets”), which bid was accepted by GACP on April 9, 2018 in connection with the simultaneous signing and closing (the “Closing”) of the transactions contemplated under the Memorandum of Sale and the Credit Agreement (defined below).

In consideration for the sale and transfer of the Acquired Assets at the Closing, the Purchasers assumed certain post-Closing obligations under assigned contracts and paid to GACP the sum of $12,500,000, through the deemed simultaneous financing of such purchase price to the Purchasers under the Credit Agreement. Pursuant to the Memorandum of Sale, the Purchasers purchased from GACP and accepted all of the Debtors’ right, title and interest in and to the Acquired Assets “as is”, “where is” and “with all faults” and without any representations or warranties, express or implied, of any nature whatsoever. Any representations made by the parties in the Memorandum of Sale did not survive the Closing, and there is no indemnification rights for either party’s breach.

The acquisition date estimated fair value of the consideration transferred consisted of the following:

Closing amount financed	$12,500,000
The following summarizes the current estimates of fair value of assets acquired and liabilities assumed:
Tangible assets acquired	$3,433,283
Liabilities assumed	(897,484)
Net tangible assets	2,535,799
Goodwill and other intangibles	9,964,201
Total purchase price	$12,500,000

The above estimated fair value of the intangible assets is based on a preliminary purchase price allocation prepared by management. As a result, during the preliminary purchase price allocation period, which may be up to one year from the business combination date, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. After the preliminary purchase price allocation period, we record adjustments to assets acquired or liabilities assumed subsequent to the purchase price allocation period in our operating results in the period in which the adjustments were determined.

The Company accounts for acquisitions in accordance with the provisions of ASC 805-10.  The Company assigns to all identifiable assets acquired a portion of the cost of the acquired net assets equal to the estimated fair value of such assets at the date of acquisition. The Company records the excess of the cost of the acquired net assets over the sum of the amounts assigned to identifiable assets acquired as goodwill.

The Company accounts for and reports acquired goodwill under Accounting Standards Codification subtopic 350-10, Intangibles-Goodwill and Other (“ASC 350-10”). In accordance with ASC 350-10, at least annually, the Company tests its intangible assets for impairment or more often if events and circumstances warrant. Any write-downs will be included in results from operations.

NOTE 3 - PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the Company’s unaudited pro forma condensed combined financial information:

(1)	To record and align fair value of acquired assets and assumed liabilities and to record the preliminary estimate of goodwill for the Company’s acquisition of Excel. The preliminary estimate of goodwill represents the excess of the purchase consideration over the estimated fair value of the assets acquired and the liabilities assumed and to eliminate Excel’s historical stockholder equity.